SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 21, 2006

CHARTERMAC

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or other Jurisdiction of Incorporation)

1-13237	13-394918
(Commission File Number)	(IRS Employer Identification Number)

625 Madison Avenue, New York, NY 10022

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: (212) 317-5700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01(b).	Entry into a Material Definitive Agreement

Executive Bonuses and Long-Term Incentive Awards

This Form 8-K/A amends and restates the Form 8-K filed by CharterMac (the "Company") on February 27, 2006 to correct the information under the column labeled "Number of Share Options" in the table set forth below, which, due to a clerical error, was incorrectly originally reported as 188,679 instead of the correct amount of 192,245.

On February 21, 2006 (the “Grant Date”), the Compensation Committee of the Board of Trustees of CharterMac approved and ratified 2005 bonuses and incentive compensation grants under the Company’s Amended and Restated Incentive Share Plan for the following executive officers of CharterMac: Marc D. Schnitzer, President; Alan P. Hirmes, Chief Financial Officer and Chief Operating Officer. The bonuses and awards are set forth in the following table:

Executive Officer	Cash Bonus	Value of Share Options	Number of Share Options	Value of Restricted Common Shares	Number of Restricted Common Shares
Marc Schnitzer	$600,000	$400,000	192,245	$450,000	20,427
Alan Hirmes	$600,000	$400,000	192,245	$450,000	20,427

The effective date for the grants of share options and restricted common shares is January 3, 2006 (the “Effective Date”). The share options have a term of ten years. All share options and restricted common shares will vest over a three year period, with one third vesting on the first anniversary of the Effective Date. The number of share options was determined by utilizing a Black-Scholes model and the strike price on the options is $22.03, which was the closing price of the Company’s common shares on the last trading day prior to the Grant Date. The number of restricted common shares was determined using $22.03 as the grant price.

Item 9.01. Financial Statements and Exhibits

(a).	Financial Statements

Not Applicable.

(b).	Pro Forma Financial Information

Not Applicable.

(c).	Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CharterMac (Registrant)

BY: /s/ Alan P. Hirmes Alan P. Hirmes Chief Financial Officer

March 1, 2006